MEMC Electronic Materials, Inc. MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O'Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	For Immediate Release
CONTACT: Janine Orf Director, Investor Relations 636-474-5443
Corey Cutler/Michael Polyviou Morgen-Walke Associates 212-850-5600

MEMC SCHEDULES ANNUAL STOCKHOLDERS' MEETING

St. Peters, MO, June 4, 2002 - MEMC Electronic Materials, Inc. (NYSE: WFR) today announced that the Company will hold its 2002 Annual Stockholders' Meeting in San Francisco, California, on Thursday, July 25, 2002.

The Board of Directors has fixed June 6, 2002 as the record date for the determination of the stockholders entitled to notice of, and to vote at, the annual meeting and all adjournments thereof.

About MEMC

MEMC is a leading worldwide producer of silicon wafers for the semiconductor industry. Silicon wafers are the fundamental building block from which almost all semiconductor devices are manufactured, such as are used in computers, mobile electronic devices, automobiles, and other consumer and industrial products. Headquartered in St. Peters, MO, MEMC operates manufacturing facilities directly in every major semiconductor manufacturing region throughout the world, including Europe, Japan, Malaysia, South Korea, Taiwan and the United States and through a joint venture in Taiwan.